1999 AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
STOCK INCENTIVE PLAN
FORM OF RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the "Agreement"), is made effective as of {INSERT DATE} (the "Date of Grant"), between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the "Company"), and {INSERT NAME} (the "Participant"):

RECITALS:

A.  The Company has adopted the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (the "Plan").  The Plan is incorporated in and made a part of this Agreement.  Capitalized terms that are not defined in this Agreement have the same meanings as in the Plan; and

B.  The Compensation Committee of the Board of Directors determined that it is in the best interests of the Company and its stockholders to grant the Award provided for in this Agreement to the Participant, pursuant to the Plan and the terms of this Agreement.

The parties agree as follows:

1. Grant of the Award.  The Company grants to the Participant, on the terms and conditions hereinafter set forth in this Agreement, an aggregate of {INSERT NUMBER OF SHARES} restricted Shares, subject to adjustment as set forth in the Plan (the "Award").

2. Vesting of the Award.

(a)           Vesting Schedule.  Subject to Section 2(b), the Award shall vest in full on the third anniversary of the Date of Grant.

(b)           Earlier Vesting and Forfeiture.

(i)           To the extent not already vested, the Award shall vest in full upon the occurrence of any of following:

(A)         The Participant's death or Disability;

(B)         The termination of the Participant's employment by the Company pursuant to a reduction in force or similar program approved by the Chief Executive Officer of the Company; or

(C)         A Change in Control.

(ii)           Except as otherwise stated in Section 2(b)(i), if the Participant’s employment with the Company terminates for any reason, the Shares constituting the Award, to the extent not already vested, shall be forfeited without consideration.

3. Voting and Dividend Rights.  Subject to Section 8, the Participant shall have the right to vote and to receive any dividends with respect to the Shares constituting the Award.

4. No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as expressly provided in this Agreement.

5. Transferability.  Except as otherwise provided in the Plan, to the extent not already vested, the Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution.  Except for the designation of the Participant's beneficiary, the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Award shall be void and unenforceable against the Company or any Affiliate.  No permitted transfer of the Award to heirs or legatees of the Participant shall be effective to bind the Company unless the Company has been furnished with written notice of the transfer and a copy of the evidence that the Company deems necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Award.

6. Withholding.  Except as provided in the following sentence, the Company shall withhold Shares from the Award to satisfy minimum statutory tax withholding obligations with respect to the Award. The Participant may also satisfy (or may be required by the Company to satisfy) all or part of any withholding obligation with respect to the Award by remitting the required withholding taxes to the Company, in accordance with the rules and procedures established by the Committee from time to time.  The Company shall have the right to take any other action that may be necessary in the opinion of the Company to satisfy all obligations for the payment of withholding taxes with respect to the Award or the Plan.

7. Securities Laws.  In connection with the grant or vesting of the Award, the Participant will make or enter into any written representations, warranties and agreements that the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

8. Notices.  Notice under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other.  Notice shall be effective upon receipt.

9. Choice of Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law.

10. Award Subject to Plan.  The Award is subject to the Plan.  The terms and provisions of the Plan, as they may be amended from time to time, are incorporated in this Agreement.  In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the terms and provisions of the Plan will govern and prevail.

11. Section 409A.  The Award is not intended to provide for a "deferral of compensation" within the meaning of Section 409A of the Code and shall be interpreted and construed in a manner consistent with that intent.  If any provision of this Agreement or the Plan causes the Award to be subject to the requirements of Section 409A of the Code, or could otherwise cause the Participant to recognize income or be subject to the interest and penalties under Section 409A of the Code, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.

12. Signature in Counterparts.  This Agreement may be signed in counterparts.  Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	__________________________________
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

{Insert Participant Name}